                                                                    EXHIBIT 11.1

                         SUBSIDIARIES OF THE REGISTRANT

            BENELUX
            Caliper Life Sciences  N.V.

            CANADA
            Caliper Life Sciences, Ltd.

            FRANCE
            Caliper Life Sciences S.A.

            GERMANY
            Caliper Life Sciences  GmbH

            SWITZERLAND
            Caliper Life Sciences AG

            UNITED KINGDOM
            Caliper Life Sciences Ltd.